UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2005

Tercica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50461	26-0042539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

651 Gateway Boulevard

Suite 950

South San Francisco, CA 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 21, 2005, Tercica, Inc. (“Tercica”) entered into a Loan Agreement (the “Loan Agreement”) with Venture Lending & Leasing IV, Inc. (“VLL”), under which Tercica has the option to draw down funds in the aggregate principal amount of up to $15,000,000. Tercica paid a $75,000 fee as part of the Loan Agreement and issued to VLL 75,000 shares of its common stock, which are held in escrow, subject to certain conditions. The $75,000 fee will be refunded to Tercica if it borrows funds under this facility. The option to draw funding under this Loan Agreement will continue to be available to Tercica through June 30, 2005, subject to certain extensions and additional issuances of up to a maximum of 150,000 shares of the Company’s common stock. Any funding drawn down will have a three-year term from the date of funding. Any borrowings are subject to cash payments of principal and interest at an interest rate of 7.5% per annum, as well as a terminal interest payment at the end of the three-year term equal to 9.2% of the aggregate principal amount borrowed during the term of the loan. Under the terms of the Loan Agreement and an intellectual property security agreement, Tercica would grant to VLL a first priority security interest on certain assets, including limited intellectual property assets, in the event any borrowings occur. The Company may terminate this facility at any time without penalty as long as no borrowings have been drawn down from the facility.

The shares of common stock issuable in connection with the facility were issued or would be issued to Venture Lending & Leasing IV, LLC, an entity affiliated with VLL, pursuant to a Common Stock Agreement (the “Stock Agreement”), and the shares are being issued in consideration for VLL’s commitment to enter into the Loan Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above. The shares of common stock issued on the date of execution of the Stock Agreement were issued to Venture Lending & Leasing IV, LLC in a private transaction exempt from registration in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D of the Securities Act.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERCICA, INC.

Dated: January 21, 2005	By:	/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Senior Vice President of Legal Affairs